EXHIBIT 11


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                   WITCO CORPORATION AND SUBSIDIARY COMPANIES
                       COMPUTATION OF PER SHARE EARNINGS
                                  (Unaudited)




                                           Three Months Ended        Six Months Ended
                                                June 30,                 June 30,
                                          ---------------------   -----------------------
                                            1994        1993        1994          1993
                                          ---------   ---------   ---------     ---------
                                                (In Thousands Except Per Share Data)
PRIMARY

 Net Income - as reported                $   32,382  $   14,898  $   54,423    $   33,705
 Interest on convertible subordinated
   debentures (net of tax)                      -         1,361       1,109         2,723
 Dividend requirements of preferred stock        (5)         (6)        (10)          (12)
                                          ---------   ---------   ---------     ---------
     Total                               $   32,377  $   16,253  $   55,522    $   36,416
                                          =========   =========   =========     =========


 Weighted average shares outstanding         56,040      50,308      53,475        47,640
 Assumed conversions:
   Convertible subordinated debentures          -         5,500       2,552         5,500
   Stock options                                307         269         364           258
                                          ---------   ---------   ---------     ---------
     Total                                   56,347      56,077      56,391        53,398
                                          =========   =========   =========     =========

 Per share amount                        $      .57  $      .29  $      .98    $      .68
                                          =========   =========   =========     =========

FULLY DILUTED


 Net Income - as reported                $   32,382  $   14,898  $   54,423    $   33,705
   Interest on dilutive debentures
    (net of tax)                                -         1,362       1,109         2,725
                                          ---------   ---------   ---------     ---------
     Total                               $   32,382  $   16,260  $   55,532    $   36,430
                                          =========   =========   =========     =========

 Weighted average shares outstanding         56,040      50,308      53,475        47,640
 Assumed conversions:
   Convertible subordinated debentures                    5,522       2,552         5,522
   Stock options                                307         282         364           294
   Preferred stock                              131         150         135           152
                                          ---------   ---------   ---------     ---------
     Total                                   56,478      56,262      56,526        53,608
                                          =========   =========   =========     =========

 Per share amount                        $      .57  $      .29  $      .98    $      .68
                                          =========   =========   =========     =========

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